MAS Acquisition  XIX Corp.
                      2963 Gulf to Bay Boulevard, Suite 265
                            Clearwater, Florida 33759



                               September 21, 2000


United  States
Securities  and  Exchange  Commission
Washington,  D.C.  20549

Gentlemen:

     We hereby confirm that we have retained Bagell, Josephs, Levine, Firestone & Company, L.L.C., certified public accountants, as accountants for the company, due to the fact that they have been conducting reviews of financial statements for the company's parent, Pinnacle Business Management, Inc., and are, therefore, familiar with the company's organization and business operations.

     Very  truly  yours,


                              /S/ Jeffrey  G. Turino
                              Jeffrey  G.  Turino
                              Chief  Executive  Officer


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